Exhibit 99.1

American Land Lease, Inc. Announces Review of Strategic Alternatives

Clearwater, Florida, July 8, 2008 (Business Wire): American Land Lease, Inc. (NYSE: ANL) today announced that its Board of Directors is considering a broad range of strategic alternatives to enhance shareholder value. In support of its consideration, the Board of Directors has authorized management to undertake a formal process to determine investor interest in the purchase of some or all of the Company’s real estate assets. The Company has retained Wachovia Capital Markets, LLC to assist in this process and to solicit preliminary indications of interest.

The American Land Lease Board of Directors is focused on long term shareholder value and expressly noted that short term factors, including continued volatility and uncertainty in the broader capital markets, may make certain strategic alternatives unattractive or unfeasible at this time. The Board of Directors pointed to the recent experience of a number of REITs who conducted strategic reviews only to conclude that their shareholders were best served by continuing the REITs’ present courses of action. Similarly, the American Land Lease Board of Directors may ultimately decline to engage in any transaction and may instead decide to continue the Company’s current business plan and operations. For these reasons and others, there can be no assurance that the process announced today will result in any strategic or financial transaction.

The Company does not expect to announce or comment on developments with respect to this exploration of strategic alternatives unless and until the Board of Directors has approved a specific alternative or has other reason to comment.

American Land Lease, Inc. is a Clearwater-based real estate investment trust (REIT) that owns, develops and manages residential land lease communities serving active adults.

Contact:	Robert G. Blatz, President (727) 726-8868
Shannon E. Smith, Chief Financial Officer (727) 726-8868

Some of the statements in this press release may constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated review of strategic alternatives, the process anticipated to be conducted by the Company, any future announcements and related matters. Such forward-looking statements involve risks, uncertainties and other factors that may cause actual results, courses of action or events to be materially different from any future results, courses of action or events expressed, implied or anticipated by the forward-looking statements. Such factors include, but are not limited to, general economic, business and market conditions, volatility and uncertainty in U.S. and international equity and credit markets, the extent to which, if at all, the Company receives indications of interest in connection with its process, the proposed terms of any such indications and other risks set forth in the Company’s Securities and Exchange Commission filings. We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

Source: American Land Lease, Inc.